Exhibit 10.1

Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London, England EC1A 1HQ

Dominion Resources, Inc.
120 Tredegar Street
Richmond, VA 23219                                                                                                  April 5, 2005

Re: Forward Stock Sale Transaction dated September 7, 2004 on the Common Stock, no par value, of Dominion Resources, Inc. ("Dominion").

Dear Sir/Madam,

This letter memorialises the agreement of Dominion and Merrill Lynch International ("MLI") to replace, in its entirety, Annex B of the Confirmation dated September 7, 2004, among Dominion, MLI and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent, bearing ML Ref No. 0483204 (the "Confirmation"), to among other things, change the Maturity Date with respect to Tranche B to August 26, 2005. Dominion and MLI hereby agree that Revised Annex B, annexed hereto, shall replace and supersede in its entirety, Annex B of the Confirmation for all settlements subsequent to the date hereof. In all other respects, the Confirmation shall remain in force and full force and effect. All capitalized terms not defined herein shall have the respective meaning ascribed to such term in the Confirmation.

Please acknowledge your agreement with the foregoing by countersigning a copy of this letter where indicated and returning to Brian Carroll by mail and by fax to 4 World Financial Center (17), New York, NY 10080, fax number (917) 778-0835.

Very truly yours,
Merrill Lynch International
By:_/s/ Kristen Chung ___ Kristen Chung Authorized Signatory

Acknowledged and Agreed: Dominion Resources, Inc.
By: /s/ G. Scott Hetzer Senior Vice President and Treasurer

REVISED ANNEX B

Base Amount:	5,000,000 Shares
Maturity Date:	August 26, 2005, which date shall be the last date upon which shares must be delivered in the event of Physical Settlement and purchases by Party A will have settled pursuant to Cash Settlement.
Maturity Forward Price:	$64.11
Early Settlement Forward Price:	Party B may choose to exercise the contract early and, if Physical Settlement applies, by delivering some or all of the underlying Shares in exchange for a Forward Price under the schedule below.

For the avoidance of doubt, the relevant Settlement Date for the purposes of the schedule below shall be
(i) if Physical Settlement applies, the Settlement Date shall be the date upon which Party A is reflected as the record holder of the relevant Settlement Shares on the books of the transfer agent of Party B, and (ii) if Cash or Net Stock Settlement applies, the related Forward Price shall be determined on a weighted average basis by the date(s) Party A is reflected as the record holder of the relevant Close-out Shares on the books of the transfer agent of Party B.

During Period (Settlement Dates are inclusive):	Forward Price:
From April 4, 2005 until April 30, 2005 From May 1, 2005 until May 25, 2005 From May 26, 2005 until June 30, 2005 From July 1, 2005 until July 31, 2005 From August 1, 2005 to August 25, 2005	$63.88 $64.06 $63.51 $63.75 $63.94